POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA (July 31, 2014) Pool Corporation (NASDAQ/GSM: POOL) announced today that its Board of Directors declared a quarterly cash dividend of $0.22 per share. The dividend will be payable on August 27, 2014 to holders of record on August 13, 2014.

Pool Corporation is the largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 326 sales centers in North America, Europe and South America, through which it distributes more than 160,000 national brand and private label products to more than 80,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Craig K. Hubbard
Investor Relations
985.801.5117
craig.hubbard@poolcorp.com